Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION OF

8.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK OF

HARBOR CUSTOM DEVELOPMENT, INC.

(Pursuant to Section 23B.06.020 of the Revised Code of Washington)

Harbor Custom Development, Inc., a Washington corporation (hereinafter called the “Company”), does hereby certify as follows:

1. That by resolution of the Board of Directors of the Company, and by a Certificate of Designation filed in the office of the Secretary of State of Washington on June 8, 2021, the Company authorized a series of 2,000,000 shares of 8.0% Series A Cumulative Convertible Preferred Stock, no par value (the “Series A Preferred Shares”), of the Company and established the preferences, rights, powers and duties of the holders of the Series A Preferred Shares and the qualifications, limitations, and restrictions thereof.

2. As of the date hereof, 1,260,555 Series A Preferred Shares are issued and outstanding.

3. That pursuant to the authority conferred on the Board of Directors of the Company by its Amended and Restated Articles of Incorporation, as amended and the provisions of Section 23B.06.020 of the Revised Code of Washington, the Board of Directors of the Company adopted the following resolution setting forth an amendment to the Certificate of Designation for the Series A Preferred Shares of the Company. The resolution setting forth the amendment is as follows:

RESOLVED: That Section 2 of the Certificate of Designation of 8.0% Series A Cumulative Convertible Preferred Stock of the Company be deleted in its entirety and that the following paragraph be inserted in lieu thereof:

“Section 2 Shares.

The authorized number of Series A Preferred Shares shall be 5,000,000 shares, subject to increase by filing an amendment to this Certificate of Designation with respect to such additional shares. The Company may, without notice to or consent of the holders of the then outstanding Series A Preferred Shares, authorize and issue additional Series A Preferred Shares.

Series A Preferred Shares that are repurchased, converted, or otherwise acquired by the Company shall be cancelled and shall revert to the status of authorized but unissued preferred shares of the Company, undesignated as to series.”

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on this 10th day of August, 2021.

HARBOR CUSTOM DEVELOPMENT, INC.

By:	/s/ Sterling Griffin
Name:	Sterling Griffin
Title:	President and Chief Executive Officer